EXHIBIT 99.1

NewMarket Corporation Reports Third Quarter and First Nine Months 2016 Results

•	Third Quarter Net Income of $71 Million and Earnings Per Share of $6.03

•	Nine Months Net Income of $198 Million and Earnings Per Share of $16.68

•	Petroleum Additives Third Quarter and Nine Months Operating Profit Up 5.8% and 3.2% versus 2015

Richmond, VA, October 26, 2016 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the third quarter and first nine months of 2016.
Net income for the third quarter of 2016 was $71.4 million, or $6.03 per share, compared to net income of $62.0 million, or $5.08 per share, for the third quarter of 2015. For the first nine months of 2016, net income was $197.8 million, or $16.68 per share, compared to net income of $184.7 million, or $14.94 per share, for the first nine months of last year. Net income for all periods included the impact of valuing an interest rate swap at fair value. Excluding this item, third quarter 2016 earnings were $71.1 million, or $6.00 per share, compared to $64.1 million, or $5.25 per share, last year. On the same basis, earnings for the first nine months of this year were $200.7 million, or $16.93 per share, compared to $187.4 million, or $15.16 per share, last year (see Summary of Earnings table below). In September 2016, the interest rate swap agreement was terminated.
Petroleum additives operating profit for the third quarter of 2016 was $106.4 million, a 5.8% increase over third quarter operating profit last year of $100.5 million. The increase was primarily due to lower raw material and conversion costs, partially offset by decreases in selling prices. Sales for the petroleum additives segment for the third quarter of 2016 were $512.4 million, down 4.4% versus the same period last year, due mainly to changes in selling prices and mix. Shipments between the quarterly periods were flat compared to the same period last year, as the decrease in lubricant additive shipments was offset by an increase in fuel additives shipments. Lower lubricant additives shipments in the North America, Latin America, and European regions were partially offset by an increase in Asia Pacific. North America was the primary driver for the increase in fuel additives shipments.
For the first nine months of the year, operating profit for the petroleum additives segment was $309.3 million compared to $299.6 million for the first nine months of 2015, or an increase of 3.2%. The increase was primarily due to lower raw material and conversion costs, partially offset by decreases in selling prices and shipments. Sales for the first nine months of the year were $1,535 million compared to sales in the first nine months of last year of $1,648 million, or a decrease of 6.9%. This decrease was due mainly to changes in selling prices, mix and lower shipments. Shipments decreased 1.6% between periods, as the decrease in lubricant additives shipments was partially offset by an increase in fuel additives shipments. The regional drivers for those increases and decreases were consistent with the drivers in the third quarter discussed above.
We continued to generate solid operating cash flows in the first nine months of 2016. During this period, we paid dividends of $56.9 million, funded capital expenditures of $101.7 million which included the continued investment in our new manufacturing facility in Singapore, and repurchased 98,867 shares of our common stock for a total cost of $35.8 million, or an average cost of $362.25 per share. Also during the period, our cash balance increased $94.5 million while our long-term debt increased by $40.5 million.
The petroleum additives segment continues to deliver solid operating results. We remain committed to making investments in order to meet our customers’ ever-changing business needs. We believe the fundamentals of how we run our business - a long term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.

	Summary of Earnings (In millions, except per-share amounts)
	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net Income:
Net income	$71.4	$62.0	$197.8	$184.7
Loss (gain) on interest rate swap agreement	(0.3)	2.1	2.9	2.7
Income excluding the above special item	$71.1	$64.1	$200.7	$187.4
Diluted Earnings Per Share:
Net income	$6.03	$5.08	$16.68	$14.94
Loss (gain) on interest rate swap agreement	(0.03)	0.17	0.25	0.22
Income excluding the above special item	$6.00	$5.25	$16.93	$15.16

Sincerely,
Thomas E. Gottwald
The results for this year and last year include the impact of valuing an interest rate swap at fair value. The Company is reporting net income and related per share amounts including this item, as well as excluding it, in the Summary of Earnings table included in the earnings release. The Segment Results and Other Financial Information table included in this earnings release includes a non-GAAP financial measure, Income before Special Items and Income Tax Expense, which is reconciled to a GAAP measure. The Company has also included the non-GAAP financial measure EBITDA in this earnings release. A schedule following the financial statements included in this earnings release is provided reflecting the calculation of EBITDA, defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation and amortization. EBITDA is shown on the schedule both including and excluding the interest rate swap agreement. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, October 27, 2016 to review third quarter and first nine months 2016 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until November 3, 2016 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) or 1-201-612-7415 (international). The conference ID number is 13647401. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at manufacturing facilities, including single-sourced facilities; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; failure to attract and retain a highly-qualified workforce; hazards common to chemical businesses; competition from other manufacturers; sudden or sharp raw material price increases; the gain or loss of significant customers; the occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; risks related to operating outside of the United States (including the additional risks and uncertainties introduced by the recent referendum on the United Kingdom’s membership in the European

Union); the impact of fluctuations in foreign exchange rates; an information technology system failure; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; our inability to realize expected benefits from investment in our infrastructure or future acquisitions or our inability to successfully integrate future acquisitions into our business; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2015 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue:
Petroleum additives	$512,405	$536,184	$1,534,660	$1,648,312
All other (a)	3,685	4,749	13,164	12,896
Total	$516,090	$540,933	$1,547,824	$1,661,208
Segment operating profit:
Petroleum additives	$106,385	$100,515	$309,305	$299,592
All other (a)	373	1,207	1,964	3,522
Segment operating profit	106,758	101,722	311,269	303,114
Corporate unallocated expense	(4,990)	(4,196)	(16,396)	(16,751)
Interest and financing expenses	(4,320)	(3,538)	(12,462)	(10,936)
Other income (expense), net	270	177	1,706	297
Income before special item and income tax expense	97,718	94,165	284,117	275,724
Gain (loss) on an interest rate swap agreement (b)	498	(3,479)	(4,883)	(4,365)
Income before income tax expense	$98,216	$90,686	$279,234	$271,359
Net income	$71,449	$62,009	$197,769	$184,689
Earnings per share - basic and diluted	$6.03	$5.08	$16.68	$14.94

Notes to Segment Results and Other Financial Information
(a) "All other" includes the results of our tetraethyl lead (TEL) business, as well as certain contracted manufacturing and services associated with Ethyl Corporation.

(b) The gain (loss) on an interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the changes to fair value of the interest rate swap and, accordingly, any change in the fair value is immediately recognized in earnings. We terminated the interest rate swap on September 7, 2016.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales	$516,090	$540,933	$1,547,824	$1,661,208
Cost of goods sold	338,689	366,162	1,016,473	1,135,457
Gross profit	177,401	174,771	531,351	525,751
Selling, general, and administrative expenses	38,848	38,298	120,176	120,762
Research, development, and testing expenses	36,715	38,849	116,651	118,652
Operating profit	101,838	97,624	294,524	286,337
Interest and financing expenses, net	4,320	3,538	12,462	10,936
Other income (expense), net (a)	698	(3,400)	(2,828)	(4,042)
Income before income tax expense	98,216	90,686	279,234	271,359
Income tax expense	26,767	28,677	81,465	86,670
Net income	$71,449	$62,009	$197,769	$184,689
Earnings per share - basic and diluted	$6.03	$5.08	$16.68	$14.94
Cash dividends declared per share	$1.60	$1.40	$4.80	$4.20

Notes to Consolidated Statements of Income

(a)
On June 25, 2009, we entered into an interest rate swap, which we terminated on September 7, 2016. Other income (expense), net includes a gain on the interest rate swap of $0.5 million for the third quarter ended September 30, 2016, and losses of $3.5 million for the third quarter ended September 30, 2015, $4.9 million for the nine months ended September 30, 2016 and $4.4 million for the nine months ended September 30, 2015. We did not use hedge accounting to record the changes to fair value of the interest rate swap, and accordingly, any change in the fair value was immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$187,908	$93,424
Trade and other accounts receivable, less allowance for doubtful accounts ($764 - 2016; $487 - 2015)	302,931	287,967
Inventories	328,523	351,631
Prepaid expenses and other current assets	29,785	35,370
Total current assets	849,147	768,392
Property, plant, and equipment, at cost	1,232,343	1,128,989
Less accumulated depreciation and amortization	757,624	726,543
Net property, plant, and equipment	474,719	402,446
Prepaid pension cost	29,135	20,430
Deferred income taxes	32,084	44,729
Intangibles (net of amortization) and goodwill	8,835	10,907
Deferred charges and other assets	9,465	39,345
Total assets	$1,403,385	$1,286,249
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$127,953	$128,745
Accrued expenses	93,621	99,511
Dividends payable	17,460	17,594
Income taxes payable	17,388	12,773
Other current liabilities	11,671	5,057
Total current liabilities	268,093	263,680
Long-term debt	531,404	490,920
Other noncurrent liabilities	126,925	144,085
Total liabilities	926,422	898,685
Shareholders' equity:
Common stock and paid-in capital (without par value); issued and outstanding shares - 11,848,654 in 2016 and 11,948,446 in 2015	2,096	0
Accumulated other comprehensive loss	(162,571)	(144,526)
Retained earnings	637,438	532,090
Total shareholders' equity	476,963	387,564
Total liabilities and shareholders' equity	$1,403,385	$1,286,249

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Nine Months Ended September 30,
	2016	2015
Net income	$197,769	$184,689
Depreciation and amortization	32,739	31,378
Cash pension and postretirement contributions	(19,432)	(20,007)
Noncash pension and postretirement expense	9,609	16,946
Working capital changes	890	(32,291)
Deferred income tax expense (benefit)	14,661	(1,472)
Capital expenditures	(101,706)	(84,206)
Net borrowings under revolving credit facility	35,000	144,000
Repurchases of common stock	(35,815)	(180,609)
Dividends paid	(56,875)	(51,605)
All other	17,644	501
Increase in cash and cash equivalents	$94,484	$7,324

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net Income	$71,449	$62,009	$197,769	$184,689
Add:
Interest and financing expenses, net	4,320	3,538	12,462	10,936
Income tax expense	26,767	28,677	81,465	86,670
Depreciation and amortization	11,385	10,540	31,924	30,563
EBITDA	113,921	104,764	323,620	312,858
Plus (less): loss (gain) on interest rate swap agreement	(498)	3,479	4,883	4,365
EBITDA, as adjusted	$113,423	$108,243	$328,503	$317,223